U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INTIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person                      2. Date of Event Requiring   4.Issuer Name and Ticker or Trading Symbol
                                                             State-                       DLNZ
                                                             Ment (Month/Day/Year)
                                                             9/30/97
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       (Last)                                                 5. Relationship of Reporting   6. If Amendment, Date of
(First)                    (Middle)                           Person to Issuer                 Original  (Month/Day/Year)
Fidler,                                                       (Check all applicable)
Roger                     Leon                                __X_  Director

                                                              __X__ 10% Owner
                                                              __X__ Officer (give title
                                                              _____  Other  below)

                                                              (specify below)
                                                                         ___President___
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                                                             3. IRS or Social Security
                                                             Number
                                                             of Reporting Person
                                                             (Voluntary)
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                         (Street)
400 Grove St.
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     (City)
(State)                       (Zip)                                                         Table I - Non-Derivative Securities
Glen Rock          NJ                     07452                                                          Beneficially Owned
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1. Title of Security                                                        2. Amount of Securities  3. Ownership  4. Nature of Ind
    (Instr. 4)                                                                  Beneficially Owned     Form :       irect Beneficial
                                                                                (Instr. 4)           Direct          Ownership
                                                                                                     (D) or          (Instr. 5)
                                                                                                     Indirect
                                                                                                     (I)
                                                                                                     (Instr. 5)
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Common Stock                                                                6,360,000*               D
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


 Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, covertible securities)


--------------------------  ------------       ----------------------------------- ------------- -------------  -------------- ----
1. Title of Derivative      2. Date              3. Title and Amount of Securities 4.Conversion  5.Ownership    6.Nature of Indirect
   Security (Instr. 4)         Exercisable and      Underlying Derivative Security   or exercise   form of        beneficial
                               Expiation Date               (Instr. 4)               price of      derivative     ownership
                                                                                     Derivative    Security
                                                                                     Security      Direct
                                                                                                   (D) or
                                                                                                   Indirect
                                                                                                   (I)
                                                                                                   (Instr. 5)


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                                                                                                            Amount
                                                          Date     Expiration                               or
                                                          Exer-cisaDate                 Title               Number
                                                                                                            of
                                                                                                            Shares
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Explanation of Responses

* Mr. Fidler's wife, Wanda Billet, is the owner of 75,000 shares of the Common stock of the Company, however Mr. Fidler disclaims any beneficial ownership in those shares.


     /s/Roger L. Fidler                4/2/98
** Signature of Reporting Person       Date

** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).